EXHIBIT 10.12





                  LENSCRAFTERS LITIGATION MANAGEMENT CONSULTING
                                    AGREEMENT

           This Agreement reflects agreements the parties have made, and is made effective as of January 1, 2000, by and between Medical Technology & Innovations, Inc., a Florida corporation with its principal place of business in Riviera Beach, FL ("MTEN"), and International Investment Partners, Ltd., a Delaware corporation with its principal place of business in Lancaster, PA ("Consultant").

           Consultant has a background in litigation management and is willing to provide services to MTEN based on this background. MTEN desires to obtain those services from Consultant.

Therefore, the parties agree as follows:

1. DESCRIPTION OF SERVICES. Effective January 1, 2000, Consultant has provided and will continue to provide litigation management services to MTEN with respect to the case known as Medical Technology & Innovations, Inc. v. LensCrafters, Inc., et al., filed on February 14, 2000.

2. PERFORMANCE OF SERVICES. Consultant shall determine the manner in which the services are to be performed and the specific hours to be worked by Consultant. MTEN will rely on Consultant to work as many hours as may reasonably be necessary to fulfill Consultant's obligations under this Agreement.

3. PAYMENT. Pursuant to a separate agreement between the parties hereto, Consultant is advancing the attorneys' fees and litigation costs in this case, and its consulting fees and expenses related to the services, which advances do not bear interest, are not secured, and are not reimbursable unless judgment or award or settlement occurs in favor of MTEN. As a result, the parties agree that the consulting fees shall be 10% of the gross judgment(s) or award(s) or settlement(s) payable to MTEN in this litigation, which shall be paid by MTEN in full at the time of its receipt of payment(s) from defendant(s). If payment is made to MTEN other than in one lump sum, payment shall be made to Consultant of its percentage of all payments to MTEN.

4. EXPENSE, FEES AND COST REIMBURSEMENT. In addition to payment of the consulting fees, if judgment or award or settlement occurs in favor of MTEN, MTEN shall reimburse the attorneys' fees and litigation costs, and the expenses related to the services, at the time of receipt of payment from defendant(s) and, if other than in one lump sum, at the time of the first payment.

5. SUPPORT SERVICES. MTEN will provide the following support services for the benefit of Consultant: Access to counsel, witnesses, office, staff and pertinent business and legal records

6. NO RELATIONSHIP TO FINANCIAL AND BUSINESS MANAGEMENT CONSULTING AGREEMENT. Consultant's services under this Agreement are separate from and do not overlap with the services that Consultant provides under the separate Financial and Business Management consulting Agreement.

7. TERM/TERMINATION. Services are to be provided until the end of the litigation, which is when final disposition of the case occurs by settlement or award or judgment from which no further appeal may be taken.

8. RELATIONSHIP OF PARTIES. It is understood by the parties that Consultant is an independent contractor with respect to MTEN, and is not an employee of MTEN, and MTEN will not provide fringe benefits, including health insurance benefits, paid vacation, or any other employee benefit, for the benefit of Consultant.

9. DISCLOSURE. MTEN and Consultant recognize that they are related parties, and that conflicts can arise from such status. Consultant agrees to disclose any conflict that would impair its ability to provide the services.




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10.  EMPLOYEES.  The  provisions  of  this  Agreement  shall  bind  consultant's employees who perform services under this Agreement. If requested, Consultant shall provide evidence that such persons are Consultant's employees.

11. INJURIES. Consultant acknowledges its obligation to provide insurance coverage for itself and its employees, and that MTEN does not provide workers' compensation coverage for Consultant or its employees.

12. LIABILITY. Consultant, its employees and agents, shall not be liable to MTEN or to any person or entity who claims any right due to any relationship with MTEN, for any acts or omissions in the provision of services on the part of Consultant or its employees or agents, unless such acts or omissions are determined by the fact-finder in the arbitration set forth in Paragraph 20 hereof to have resulted from gross negligence or willful misconduct. MTEN agrees to indemnify and hold harmless Consultant, its employees and agents from all claims, losses, expenses, fees including attorney fees, costs, and judgments that may be asserted that arise from any other acts or omissions. Damages shall be limited to actual economic loss and shall not exceed the amount of consulting fees actually paid pursuant to this Agreement.

13. ASSIGNMENT. Consultant's obligations under this Agreement may not be assigned to any other person, firm, or corporation without the prior written consent of MTEN.

14. CONFIDENTIALITY. Consultant agrees that any information it receives during the provision of services under this Agreement, concerning the legal, business and financial affairs of MTEN, that is not otherwise public, will be treated by Consultant in full confidence and will not be revealed to any other person. Upon request, Consultant will return all documents in its possession that contain such information.

15. NOTICES. All notices under this Agreement shall be in writing and shall be deemed delivered when delivered in person or deposited in the United States mail, postage prepaid, addressed as follows:

       Joseph DelVechio, Executive Vice President and Chief Operating Officer Medical Technology & Innovations, Inc.
       3725 Investment Lane
       Riviera Beach, FL 33404

       Brian Auchey, Vice President
       International Investment Partners, Ltd.
       80 Abbeyville Road
       Lancaster, PA 17603

Addresses may be changed by providing written notice to the other party in the manner set forth above.

16. ENTIRE AGREEMENT. This Agreement contains the entire agreement, and supersedes any prior agreements, of the parties as to LensCrafters litigation management consulting.

17. AMENDMENT. This Agreement may be amended only if in writing and signed by both parties.

18. SEVERABILITY. If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall continue to be valid and enforceable. If a provision is found invalid or unenforceable, but can be limited so as to become valid and enforceable, then it shall be deemed to be rewritten as so limited.

19. NO WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right subsequently to enforce that or any other provision of this Agreement.

20. APPLICABLE LAW AND ARBITRATION. Pennsylvania law shall govern this Agreement. The parties to any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall first negotiate the matter in a good faith attempt to reach settlement. If settlement cannot be reached through negotiation, the matter shall be settled by binding (final and nonappealable) arbitration in Lancaster, PA, by the American Arbitration Association under its Commercial Arbitration Rules. Judgment upon an arbitration award may be entered in any court having jurisdiction thereof. The party submitting a controversy or claim to arbitration shall advance the fees of the arbitrator(s). The arbitrator(s) shall award fees and costs to the prevailing party, and shall charge them to the losing party. Submissions



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to arbitration  must occur within one year of the act or omission that gave rise to the controversy, or the matter shall be barred.

IN WITNESS WHEREOF, the parties have executed this Agreement on April 7, 2000.

Medical Technology & Innovations, Inc.:

By:    /s/ Joseph DelVecchio
---------------------------------------
       Joseph DelVecchio
        Executive Vice President and Chief Operation Officer




International Investment Partners, Ltd.:

By:    /s/ Brian Auchey
----------------------------------------
       Brian Auchey
        Vice President